EXHIBIT 1


                                CSW CREDIT, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1996
                                   (thousands)
                                    UNAUDITED




                                     ASSETS

Accounts receivable, net of allowance for
  doubtful accounts of $3,230                                         $615,214
Cash and temporary cash investments                                      8,816
Deferred income taxes                                                    2,655
Other assets                                                             3,625
                                                                    -----------
                                                                      $630,310
                                                                    ===========





                      LIABILITIES AND STOCKHOLDER'S EQUITY

Short-term debt                                                       $579,300
Deferred credit                                                         13,266
Other liabilities                                                        2,588
Unearned revenues                                                        3,380

Stockholder's equity
  Common stock, no par; authorized
    1,000 shares; issued and
    outstanding 237 shares                                                   1
  Paid-in capital                                                       31,775
                                                                    -----------
                                                                      $630,310
                                                                    ===========





                 The accompanying notes to financial statements
                    are an integral part of these statements.


                                  CSW CREDIT, INC.
                                STATEMENTS OF INCOME
                          FOR THE PERIODS ENDED DECEMBER 31
                                     (thousands)
                                      UNAUDITED


                              Three Months Ended          Twelve Months Ended
                              1996          1995           1996          1995
                            ---------     ---------      ----------    ---------


REVENUES                     $15,382       $15,941         $66,320      $65,948
                            ---------     ---------      ----------    ---------

OPERATING EXPENSES
  Interest                     9,272         9,877          38,977       40,288
  Provision for
     bad debts                 3,582         3,080          14,112       12,129
  Credit line fees               188           287             924          945
  General and
    administrative               211           (99)            882          775
                            ---------     ---------      ----------    ---------
                              13,253        13,145          54,895       54,137
                            ---------     ---------      ----------    ---------



OPERATING INCOME               2,129         2,796          11,425       11,811
                            ---------     ---------      ----------    ---------


OTHER INCOME AND DEDUCTIONS
  Interest income                 24            76             179          188
  Tax benefit of parent
    company loss                  26             -             122            -
                            ---------     ---------      ----------    ---------
                                  50            76             301          188
                            ---------     ---------      ----------    ---------


INCOME BEFORE FEDERAL
  INCOME TAXES                 2,179         2,872          11,726       11,999
                            ---------     ---------      ----------    ---------

FEDERAL INCOME TAXES
  Current                       (243)        2,219           3,064          220
  Deferred                     1,036        (1,485)          1,036        4,250
                            ---------     ---------      ----------    ---------
                                 793           734           4,100        4,470
                            ---------     ---------      ----------    ---------



NET INCOME                    $1,386        $2,138          $7,626       $7,529
                            =========     =========      ==========    =========



                   The accompanying notes to financial statements
                      are an integral part of these statements.



                                  CSW CREDIT, INC.
                           NOTES TO FINANCIAL STATEMENTS
                                 DECEMBER 31, 1996
                                     UNAUDITED

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      CSW Credit, Inc. (Company) is a wholly owned subsidiary of Central and South West Corporation (CSW), whose primary business is to purchase, without recourse, the accounts receivable of certain CSW subsidiary companies and non-affiliated companies. Significant accounting policies are summarized below:

REVENUE RECOGNITION
      Revenues are generally recorded for the difference between the face amount of the receivables purchased and the purchase price.

ALLOWANCE FOR DOUBTFUL ACCOUNTS
      The Company maintains an allowance for doubtful accounts at a level which reflects the amount of receivables not reasonably expected to be collected. The allowance is determined principally on the basis of collection experience. Receivables are written off when they are determined to be uncollectable.

FEDERAL INCOME TAXES
      The Company, together with affiliated companies, files a consolidated Federal income tax return and participates in a tax sharing agreement with the other members of the CSW system. Federal income tax expense resulted in an effective rate of 35% for the twelve months ended December 31, 1996, and 37% for the twelve months ended December 31, 1995. The difference in the effective rates is due primarily to consolidated allocations and true-ups of prior year income tax accruals. The current statutory rate for federal income taxes is 35%.

      Deferred income taxes for the three months and twelve months ended December 31, 1996 vary from the three months and twelve months ended December 31, 1995 primarily due to recognition differences of book and income tax deductions.

RELATED PARTY TRANSACTIONS
      Central and South West Services, Inc., a wholly owned subsidiary of CSW, provides administrative services to the Company and is reimbursed for the cost of such services.

USE OF ESTIMATES
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OTHER
      Certain reclassifications have been made to the Statements of Income to conform to the 1996 presentation.


(2)  REGULATION

      The Company is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935, as amended. The SEC has approved the Company's method of calculating the discount associated with the purchase of CSW subsidiary companies' accounts receivable.


(3)  SHORT-TERM FINANCING

      The Company issues commercial paper that is secured by the assignment of its receivables. The weighted average interest rate for the twelve months ended December 31, 1996, was 5.46%. At December 31, 1996, the Company had a revolving credit agreement aggregating $830 million to back up its commercial paper program.


(4)  HOUSTON LIGHTING & POWER COMPANY

      The Company entered into an agreement with Houston Lighting & Power Company (HLP) to purchase substantially all of HLP's utility receivables.

      The Company is currently subject to a SEC restriction (50% Restriction) such that the average amount of non-affiliated receivables is less than the average of the preceding twelve calendar month-end balances of affiliated account receivables outstanding. The Company received SEC authority to sell a sufficient amount of HLP receivables acquired by the Company from HLP to third parties such that the Company remains in compliance with the 50% Restriction. The Company has been and is in compliance with the 50% Restriction.


(5)  FINANCIAL INSTRUMENTS

CASH, TEMPORARY CASH INVESTMENTS, AND SHORT-TERM DEBT
      The fair value equals the carrying amount as stated on the balance sheets because of the short maturity of the instruments.